Exhibit 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: March 12, 2008

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Reports Year Ended December 31, 2007 Results

Louisville, KY (March 12, 2008) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”), announced today its results for the year ended December 31, 2007.

Rental income and tenant reimbursements from continuing operations for the years ended December 31, 2007 and 2006 were approximately $41,439,000 and $32,754,000, respectively. The increase of approximately $8,685,000, or 27%, was primarily the result of acquiring two multifamily properties, The Overlook at St. Thomas (March 2007) and Creek’s Edge at Stony Point (August 2007), along with an increase in rental income from the Company’s multifamily properties.

Loss from continuing operations for the years ended December 31, 2007 and 2006 were approximately $11,396,000 and $10,400,000, respectively.

Net income for the years ended December 31, 2007 and 2006 were approximately $3,946,000 and $41,115,000, respectively. Net income for the year ended December 31, 2007 included a net gain of $13,482,000 related to the sale of two of the Company’s office buildings. Net income for the year ended December 31, 2006 included a net gain of $49,950,000 primarily related to the sale of two of the Company's multifamily properties.

Consistent with its past practice, the Company will not conduct an earnings conference call to discuss the aforementioned results.

About NTS Realty Holdings Limited Partnership
The Company directly, or as a tenant in common with unaffiliated co-owners, currently owns twenty-nine properties, comprised of eleven multifamily properties, fourteen office buildings and business centers, three retail properties and one ground lease. The properties are located in and around Louisville and Lexington, Kentucky, Nashville, Tennessee, Richmond, Virginia, Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995
This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 29, 2007, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

NTS REALTY HOLDINGS LIMITED PARTNERSHIP
Consolidated Statements of Operations for the Years Ended December 31, 2007, 2006 and 2005
(UNAUDITED)

	2007	2006	2005
REVENUE:
Rental income	$39,844,410	$31,208,488	$15,462,235
Tenant reimbursements	1,594,790	1,545,529	1,535,827

Total revenue	41,439,200	32,754,017	16,998,062

EXPENSES:
Operating expenses	9,068,352	7,174,356	4,358,896
Operating expenses reimbursed to affiliate	4,967,150	3,912,659	2,025,743
Management fees	2,005,100	1,665,786	713,540
Property taxes and insurance	5,272,547	3,981,922	2,062,066
Professional and administrative expenses	1,411,276	1,922,057	2,660,593
Professional and administrative expenses reimbursed to affiliate	1,732,160	1,577,566	1,416,818
Depreciation and amortization	16,226,404	12,652,566	4,784,473

Total operating expenses	40,682,989	32,886,912	18,022,129

OPERATING INCOME (LOSS)	756,211	(132,895)	(1,024,067)

Interest and other income	92,911	147,087	366,834
Interest expense	(13,388,598)	(10,270,345)	(4,466,670)
Loss on disposal of assets	(69,010)	(143,602)	(392,861)
Income from investment in joint venture	--	--	953,300
Minority interest	(1,211,772)	--	--

LOSS FROM CONTINUING OPERATIONS	(11,396,714)	(10,399,755)	(4,563,464)
Discontinued operations, net	1,859,928	1,564,584	2,525,077
Gain on sale of discontinued operations	13,482,291	49,950,486	270,842

NET INCOME (LOSS)	$3,945,505	$41,115,315	$(1,767,545)

Loss from continuing operations allocated to limited partners	$(10,681,225)	$(9,746,901)	$(4,276,988)
Discontinued operations, net allocated to limited partners	1,743,161	1,466,366	2,366,563
Gain on sale of discontinued operations allocated to limited partners	12,635,869	46,814,798	253,839

NET INCOME (LOSS) ALLOCATED TO LIMITED PARTNERS	$3,697,805	$38,534,263	$(1,656,586)

Loss from continuing operations per limited partnership unit	$(1.00)	$(0.92)	$(0.40)
Discontinued operations, net per limited partnership unit	0.16	0.14	0.22
Gain on sale of discontinued operations per limited partnership unit	1.19	4.39	0.02

NET INCOME (LOSS) PER LIMITED PARTNERSHIP UNIT	$0.35	$3.61	$(0.16)

Number of limited partnership interests	10,666,322	10,667,117	10,667,117

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